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                                                                    EXHIBIT 99.2

                        MORTON INDUSTRIAL GROUP, INC.

              Pro Forma Condensed Combined Financial Statements
                     (In Thousands except share amounts)


On January 20, 1998 MLX, Inc. merged (the "Merger") with Morton Metalcraft Holding Co. ("Morton") and the Articles of Incorporation were amended to change the name of the merged company to Morton Industrial Group, Inc. In connection with the Merger, MLX, Inc. paid $19,991 for the purchase of 612,121 shares of Morton common stock and 721,211 options and warrants to purchase Morton common stock and issued 1,332,323 shares of common stock for the remaining shares of Morton common stock.

The Merger for accounting and financial reporting purposes, will be treated as a purchase in accordance with generally accepted accounting principles. The Merger will be accounted for as though Morton purchased MLX because (i) the Chairman and Chief Executive Officer of Morton through his common stock ownership in the merged companies, together with the right to vote certain shares pursuant to a Shareholders Agreement will have over 50% of the votes of all classes of stock of the surviving company, (ii) the Chairman of the Board of Directors, Chief Executive Officer and directors of the surviving company will consist of individuals appointed by the Chairman and Chief Executive Officer of Morton, (iii) the revenues, net earnings and current market value of Morton exceeds those of MLX and (iv) the market value of the consideration received by the former shareholders of Morton common stock and former holders of options and warrants for Morton common stock, including MLX Common Stock, MLX options and cash, exceeds the market value of the securities to be retained by the shareholders of MLX common stock.

The information contained herein has been derived from historical data included in the financial statement of MLX and Morton, and should be read in conjunction with the respective "Management's Discussion and Analysis of Financial Condition and Result of Operations" and the financial statements and notes thereto included elsewhere in this Form 10-K or the exhibits thereto.

The pro forma financial information is not necessarily indicative of the results which actually would have occurred if the transaction had been completed on the date and for the periods indicated or which may result in the future.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET


The following unaudited pro forma condensed combined balance sheet combines the consolidated balance sheet of Morton at December 31, 1997 with the balance sheet of MLX at December 31, 1997, accounting for the merger as a reverse purchase, as though the merger had occurred on December 31, 1997.


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                   PRO FORMA CONDENSED COMBINED BALANCE SHEET


(Caption>
                                         HISTORICAL
                                     ---------------------------                      PRO FORMA
                                        MORTON          MLX         ADJUSTMENTS        COMBINED
                                     -------------------------------------------------------------
                                                          (In thousands)
                                                            (Unaudited)
ASSETS
Current assets:
  Cash                               $     138    $   36,718      $  (19,991) (1)    $      5,865
                                                                     (11,000) (3)
  Accounts receivable                    7,668             -               -                7,668
  Inventories                            7,510             -               -                7,510
  Refundable income taxes                2,060             -               -                2,060
  Prepaid expenses and other
    current assets                         885            10               -                  895
                                     -------------------------------------------------------------
Total current assets                    18,261        36,728         (30,991)              23,998
Notes receivable -
  stockholder                              250             -               -                  250
Property, plant, and
  equipment, net                        18,813             2               -               18,815
Other assets                               114         1,529               -                1,643
Deferred tax asset                           -             -           3,071 (4)            3,071
Intangible assets                        1,950             -               -                1,950
                                     -------------------------------------------------------------
                                     $  39,388    $   38,259      $  (27,920)        $     49,727
                                     =============================================================
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Notes payable, current
    installments under
    capital leases and
    covenants payable                $   9,130    $        -      $        -         $       9,130
  Accounts payable and
   accrued expenses                     20,446         1,345             350  (5)           22,141
                                     -------------------------------------------------------------
Total current liabilities               29,576         1,345             350                31,271
Long-term liabilities                   23,364         2,042         (11,000) (3)           14,406
                                                                     (19,991) (1)
                                                                      14,881  (2)
                                                                        (350) (3)
                                                                       3,071  (4)
Stockholders' equity
 (deficit)                             (13,552)       34,872         (14,881) (6)            4,050
                                     -------------------------------------------------------------
                                     $  39,388    $   38,259      $  (27,920)        $      49,727
                                     =============================================================



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             PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONTINUED)


Notes

(1) Represents cash paid for the purchase of 612,121 shares of Morton common stock for $9,182, options to purchase 54,545 shares of Morton Class A Common Stock for $810 and warrants to purchase 666,667 shares of Morton Class A Common Stock for $9,999.

(2) Represents the value assigned to 1,332,323 shares of surviving company Common Stock issued for 1,332,323 shares of Morton common stock. Such dollar amount was determined based on the net assets of MLX after the cash payment to Morton common shareholders referred to in (1).

(3) Represents payment of $11,000 of Morton's Senior Notes Payable with cash from MLX. The balance of the Morton Senior Notes Payable will be repaid with a $50,000 credit facility available to the surviving corporation. Borrowing under the $50,000 credit facility and a corresponding repayment of the Senior Notes Payable has not been separately reflected in the pro forma balance sheet.

(4) Represents deferred tax asset, net of valuation allowance, recognized as a result of MLX's net operating loss carryforward. Such amounts were recorded based on Morton's history of profitable operating results and anticipated profitable operating results in the near term.

(5) Includes, in connection with the Merger, a $350 severance package granted to the President of MLX, which was approved by the MLX Board of Directors.

(6) Elimination of remaining balance of stockholders' equity of MLX after cash payment to holders of Morton Common Stock.


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              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined statement of operations combines the consolidated statement of operations of Morton for the six months ended December 31, 1997 and the year ended June 30, 1997 and the statement of operations of MLX for the six months ended December 31, 1997 and the twelve months ended June 30, 1997, accounting for the Merger as a reverse purchase as though the Merger had occurred at the beginning of the respective period.


                                            SIX MONTHS ENDED DECEMBER 31, 1997
                                     ------------------------------------------------
                                            HISTORICAL
                                     -----------------------               PRO FORMA
                                       MORTON       MLX      ADJUSTMENTS   COMBINED
                                     ------------------------------------------------
                                         (In thousands, except per share amounts)
                                                       (Unaudited)
Net sales                            $  46,598   $       -   $     -      $   46,598
Cost of sales                           41,932           -         -          41,932
                                     ----------------------------------------------
Gross profit                             4,666           -         -           4,666
Operating expenses:
  Selling expenses                       1,202           -         -          1,202
  Administrative expenses               10,350       1,085         -         11,435
                                     ----------------------------------------------
Total operating expenses                11,552       1,085         -         12,637
                                     ----------------------------------------------
Operating income (loss)                 (6,886)     (1,085)        -        (7,971)
Other income (expense):
  Interest income                            9         973      (788)(3)       194
  Interest expense                      (1,737)          -       632(2)     (1,105)
  Other                                     46           -         -            46
                                     ----------------------------------------------
Total other income (expense)            (1,682)        973      (156)         (865)
                                     ----------------------------------------------
Earnings (loss) before income taxes     (8,568)       (112)     (156)       (8,836)

Income taxes                            (3,370)          -         -        (3,370)
                                     ----------------------------------------------
Net earnings (loss)                  $  (5,198)  $    (112)  $  (156)     $ (5,466)
                                     =============================================
Earnings (loss) per common
  share - diluted                    $   (1.56)  $    (.04)               $  (1.39)(6)
                                     =============================================
Average number of common shares
  outstanding - diluted                  3,326       2,618                   3,936 (6)
                                     =============================================


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
        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (CONTINUED)




                                                        YEAR ENDED JUNE 30, 1997
                                            ------------------------------------------------
                                                   HISTORICAL
                                            --------------------                     PRO FORMA
                                              MORTON       MLX      ADJUSTMENTS       COMBINED
                                            ----------------------------------------------------
                                                (In thousands, except per share amounts)
                                                              (Unaudited)
Net sales                                   $  80,762   $     -        $    -      $  80,762
Cost of sales                                  70,541         -             -         70,541
                                            ----------------------------------------------------
Gross profit                                   10,221         -             -         10,221
Operating expenses:
  Selling expenses                              1,832         -             -          1,832
  Administrative expenses                       5,171       929             -          6,100
  Stock appreciation rights
    compensation                                    -     2,225 (1)                    2,225
                                            ----------------------------------------------------
Total operating expenses                        7,003     3,154             -         10,157
                                            ----------------------------------------------------
Operating income (loss)                         3,218    (3,154)                          64

Other income (expense):
  Interest income                                  15     1,865        (1,528) (3)       352
  Interest expense                             (3,266)        -         1,265  (2)    (2,001)
  Other                                            45         -             -             45
                                            ----------------------------------------------------
Total other income (expense)                   (3,206)    1,865          (263)        (1,604)
                                            ----------------------------------------------------

Earnings (loss) before income
  taxes                                            12    (1,289)         (263)        (1,540)
Income taxes                                        5         -                (5)(4)      -
                                            ----------------------------------------------------


Net earnings (loss)                         $       7   $ (1,289)     $  (258)      $ (1,540)
                                            ====================================================

Earnings (loss) per common
 share - diluted                            $     ---   $  (0.49)                   $  (0.39)(6)
                                            ====================================================

Average number of common
 shares outstanding - diluted                   3,327      2,618                       3,936 (6)
                                            ====================================================


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PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (CONTINUED)


Notes

(1) On February 12, 1997, MLX's Board of Directors approved the conversion of all the common stock options held by its former Chief Executive Officer to Stock Appreciation Rights (SAR's), and all such SAR's were exercised as of that date. The resulting liability under this agreement amounted to $2.2 million and was disbursed in February 1997. The non-recurring compensation expense from this transaction is reported in the accompanying statement of operations for the twelve months ended June 30, 1997. Pro forma operating results for the year ended June 30, 1997, without this nonrecurring compensation charge would be as follows:


                   Net earnings                         $ 411
                   Earnings per common share - diluted  $0.09


(2) Represents adjustment to interest expense as a result of the assumed repayment of $11,000 of 11.5% Senior Notes Payable of Morton with cash from MLX.

(3) Represents adjustment to interest income as a result of the use of funds for cash paid for the purchase of Morton Common Stock and the repayment of $11,000 of 11.5% Senior Notes Payable of Morton. The interest income adjustment was based on the average earnings on investments by MLX for the period (5.09% for the six months ended December 31, 1997 and 4.93% for the year ended June 30, 1997).

(4) Represents adjustment of the income tax provision to the estimated effective rate.

(5) The pro forma condensed combined statement of operations does not include the accrual of a $350 severance package granted to an officer of MLX. Such amount will be charged to MLX's operations in the quarter ending March 31, 1998, when such amount is awarded.

(6) Income (loss) per common shares - dilutive was computed based on the weighted average number of shares of common outstanding. Pro forma income
     (loss) per common share - diluted is computed using weighted average shares of Class A Common Stock and Class B Common Stock outstanding after the Merger (3,936,574 shares for the six months ended December 31, 1997 and the year ended June 30, 1997).



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